Exhibit 99.1

MCEWEN MINING ANNOUNCES Q1 2017 OPERATING & FINANCIAL RESULTS

TORONTO, May 4, 2017 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to report consolidated financial results for the first quarter ended March 31, 2017. Increased investments in exploration and project development, particularly related to our Los Azules copper project, were the key feature of the quarter. As a result, the Company reported a net loss of $3.0 million or $0.01 per share and negative cash flow of $8.6. million or $0.03 per share. During the quarter McEwen Mining achieved consolidated production of 29,733 gold equivalent ounces(1).  The Company remains on track to meet production and cost guidance for 2017. The El Gallo mine produced 9,808 gold equivalent ounces(1) and reported earnings from mining operations of $8.2 million(2)(4) and the San José mine produced 19,925 gold equivalent ounces(1) and reported earnings from mining operations of $5.7 million(2)(4).

Our quarterly management conference call will take place today at 11 am, EDT.

Webcast and call-in details are provided at the end of this news release.

Q1 2017 Operating & Financial Highlights

Comparative production and cost results for the first quarter, the same period last year, and our guidance for the full year 2017 are shown in the table below. Cost guidance is disclosed on an individual mine basis due to regulatory requirements.

For our SEC Form 10-Q Financial Statements and MD&A refer to:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

	Q1 2017	Q1 2016	Guidance 2017
Corporate Total
Gold ounces produced	20,096	28,975	99,700
Silver ounces produced	722,767	673,767	3,324,000
Gold equivalent ounces produced(1)	29,733	37,958	144,000
El Gallo Mine - Mexico
Gold ounces produced	9,730	20,015	49,700
Silver ounces produced	5,794	6,448	24,000
Gold equivalent ounces produced(1)	9,808	20,101	50,000
Gold equivalent total cash cost ($/oz)(1)(4)	$564	$432	$760
Gold equivalent co-product AISC ($/oz)(1)(4)	$668	$532	$900
San José Mine(3) - Argentina
Gold ounces produced	10,366	8,960	50,000
Silver ounces produced	716,973	667,319	3,300,000
Gold equivalent ounces produced(1)	19,925	17,857	94,000
Gold equivalent total cash cost ($/oz)(1)(4)	$915	$762	$780
Gold equivalent co-product AISC ($/oz)(1)(4)	$1,165	$936	$990

(1)         Silver production is presented as a gold equivalent. The silver to gold ratio used for 2016 and 2017 is 75:1.

(2)         All amounts are reported in US dollars unless otherwise stated.

(3)         Includes portion attributable to us from our 49% interest in the San José Mine.

(4)         Earnings from mining operations, total cash costs per ounce, and all-in sustaining costs (AISC) per ounce are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

Treasury

As of March 31st, 2017 we had $55.1 million in cash, investments and precious metals valued at the spot prices; and no debt. This compares to liquid assets of $58.8 million and no debt at the end of Q4 2016.

Ounces Produced

Consolidated gold equivalent production in Q1 2017 totaled 29,733 ounces, which consists of 9,808 gold equivalent ounces from the El Gallo mine, and 19,925 gold equivalent ounces attributable to us from our 49% interest in the San José mine.

Production Costs

For our El Gallo mine in Q1 2017, total cash costs and all-in sustaining cash costs were $564 and $668 per gold equivalent ounce, respectively. For our San José mine in Q1 2017, total cash costs and all-in sustaining costs were $915 and $1,165 per gold equivalent ounce, respectively.

Earnings from Mining Operations

In Q1 2017, earnings from mining operations from our El Gallo mine were $8.2 million, compared to $12.4 million in the same period in 2016; and earning from mining operations from our 49% interest in the San José mine were $5.7 million, compared to $7.0 million in the same period in 2016.

Net Income/ Loss

Our consolidated net loss for Q1 2017 was $3.0 million, or $0.01 per share, compared to a net income of $13.0 million, or $0.04 per share for the same period in 2016. The net loss was mainly due to a $6.4 million decrease in sales of gold and silver by our El Gallo mine; coupled with a $6.7 million increase in exploration costs, mostly related to the drilling campaign performed at the Los Azules project, compared to the same period during 2016.

Cash Flow

Net cash used in operations was $6.9 million in Q1 2017, compared to net cash provided by operations of $14.7 million for the same period in 2016. In Q1 2017, our El Gallo mine contributed $14.8 million in gold and silver sales to operating cash flow, compared to $20.3 million in the same period in 2016. The significant change in cash flow quarter over quarter related mainly to a reduction in the number of ounces sold from the El Gallo mine, coupled with lower VAT collection from our Mexican operations and the increase in metals inventory. In Q1, 2017 our 49% interest in the San José mine contributed $2.5 million in dividends to operating cash flows, compared to $2.6 million in the same period in 2016.

Average Realized Prices

Average realized prices in Q1 2017 were $1,220 per ounce of gold sold, and $17.54 per ounce of silver sold at our El Gallo mine; and $1,253 per ounce of gold sold and $18.18 per ounce of silver sold for the San Jose mine. In comparison, the average realized prices in the same period in 2016 were $1,171 per ounce of gold sold, and $14.64 per ounce of silver sold at El Gallo mine; and $1,257 per ounce of gold sold and $15.29 per ounce of silver sold for the San Jose mine.

Return of Capital

The fourth return of capital installment of 1/2¢ per common share was paid on February 14, 2017. To date a total of $6 million has been returned to share owners.

Production Guidance

Production for 2017 is expected to be 49,700 ounces of gold and 24,000 ounces of silver from the El Gallo mine, and 50,000 ounces of gold and 3,300,000 ounces of silver from the San José mine. Using a silver to gold ratio of 75:1 for the year 2017, this represents projected consolidated production of 144,000 gold equivalent ounces.

Cost Guidance

For 2017, total cash costs and all-in sustaining costs at the El Gallo mine are forecast to be $760 and $900 per gold equivalent ounce, respectively; and total cash costs and all-in sustaining costs at the San José mine are forecast at $780 and $990 per gold equivalent ounce, respectively. Our guidance is based on an average silver to gold ratio of 75:1.

Strategic Acquisition of Timmins Projects

On April 26, 2017 the acquisition of Lexam VG Gold Inc. was completed. This represents a strategic acquisition of former producing mine properties (brownfield sites) in the heart of the world class Timmins gold mining district in Canada. Situated within a mile radius around our newly acquired assets are large former and currently producing mines with past gold production in excess of 55 million ounces.

Our Timmins brownfield sites have good access to roads, power and nearby experienced workforce. Some of the properties have mine infrastructure in place, such as existing shafts, ramps and pits from previous mining activities. This should reduce future development costs. The current NI 43-101 resources are: 1.5 million gold ounces in the Measured and Indicated categories, and 1 million gold ounces in the Inferred category. For 2017, we have budgeted $3.0 million for exploration and development related activities in Timmins. Of particular interest are the high grade drill intercepts of past exploration programs.

Operations & Projects

Mexico

El Gallo Gold Mine (100%)

Production at the El Gallo Gold mine for Q1 2017 declined quarter over quarter by 51% to 9,808 gold equivalent ounces, due to slower than planned access to higher grade ore. However, the mine is on track to meet our 2017 production guidance of 50,000 gold equivalent ounces. The El Gallo gold mine is a mature operation that has mined and depleted most of its oxide resources. While ore grades processed during Q1 2017 averaged 1.28 gpt gold, compared to 3.62 gpt gold in Q1 2016, Optimization

Exploration efforts are now focused on defining resources in sulfide and transitional mineralization that could extend the asset life, and, as such, we have budgeted a total of $1.8 million for exploration activities at the El Gallo mine, and $2.0 million for sustaining capital expenditures for 2017.

El Gallo Silver Project (100%)

During Q1 2017, work continued on the El Gallo silver project to identify opportunities to reduce the initial capital investment required to start the project and reduce its projected operating cost. Our 2017 budget for El Gallo Silver is approximately $7.8 million, comprised of $4.8 million for exploration and $3.0 million for development.

Argentina

San José Mine (49%)

Gold and silver production attributable to us from our 49% interest in the San José mine for Q1 2017 increased quarter over quarter by 12% to 19,925 gold equivalent ounces. During Q1 2017 we received $2.5 million in dividends from the San José mine.

For the remainder of 2017 we expect to continue to receive dividends from our 49% interest in San José. We anticipate receiving dividends totaling $10.0 million or more, with the final amount being determined by the mine’s profitability, treasury position, and decisions on capital and exploration investments.

Los Azules Project (100%)

During Q1 2017 we spent $6.3 million at the Los Azules project on a combination of infill and exploration drilling, significant advances were made in determining the best logistics, power and infrastructure options and further economic and engineering modeling of the production. Results from the drilling campaign are expected to be finalized during the second half of 2017.

Gold Bar Project, Nevada, U.S. (100%) — Advancing Towards Construction

the US Bureau of Land Management (“BLM”) published the Draft Environmental Impact Statement in the Federal Register on March 3rd, 2017 and subsequently closed the 45-day public comment period. Comments received during the public comment period are now being addressed and will be incorporated in the final Environmental Impact Statement.

During Q1 2017 we spent $0.9 million on various requirements to complete our permitting process for Gold Bar. We also expect to spend an additional $1.1 million in permitting activities during the remainder of 2017.

McEwen Mining will be hosting a conference call to discuss the

Q1 2017 results and project developments

 Q1 2017 Conference Call Details

Thursday, May 4, 2017 at 11:00 am EDT

WEBCAST:

http://edge.media-server.com/m/p/j7quncwr

TELEPHONE:

Participant Dial-in numbers: (844) 630-9911 (North America) / (210) 229-8828 (International)

Conference ID: 16037372

REPLAY:

Dial-in numbers: (855) 859-2056 (North America) / (404) 537-3406 (International)

Conference ID:  16037372

From 05/04/2017 14:00 EDT to 05/11/2017 14:00 EDT

About McEwen Mining (www.mcewenmining.com)

McEwen Mining has the goal to qualify for inclusion in the S&P 500 Index by creating a high growth gold and silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Gold mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, the Timmins projects in Ontario, Canada and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 312 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

Technical Information

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina , Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Cautionary Note Regarding Non-GAAP Measures

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

(2) Earnings from mining operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo Mine and our 49% attributable share of the San José Mine’s Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

(3) Average realized prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period (net of deduction units). A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

(4) Cash, investments and precious metals

The term cash, investments and precious metals used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Cash, investments and precious metals is calculated as the sum of cash, investments and ounces of doré held in inventory, valued at the London P.M. Fix spot price at the corresponding period. A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com Website www.mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 cd@mcewenmining.com Facebook facebook.com/mcewenrob	150 King Street West Suite 2800,P.O. Box 24 Toronto, ON, Canada, M5H 1J9 (866) 441-0690 Twitter twitter.com/mcewenmining